                                                                    EXHIBIT 4.1

                                     No. 2

               THIS DEBENTURE AND THE SHARES OF COMMON STOCK INTO
                WHICH IT IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND
              MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR UNLESS AN EXEMPTION
                 IS AVAILABLE UNDER THE PROVISIONS OF SUCH ACT.


                   SERIES A CONVERTIBLE SUBORDINATED DEBENTURE

                                       OF
                             LASER POWER CORPORATION
                              Due November 2, 1992
$320,000.00                                                  December 29, 1988


         FOR VALUE RECEIVED, Laser Power Corporation, a California corporation (the "Company"), hereby promises to pay to Union Mines, Inc. or registered assigns ("the holder"), the principal amount of Three Hundred Twenty Thousand Dollars ($320,000.00) on or before November 2, 1992 (the "Maturity Date"), in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. The Company will pay interest on the outstanding portion of such principal amount from the date hereof in like coin or currency at the fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) which is equal to the rate of interest announced publicly by Wells Fargo Bank, N.A. in Los Angeles, California from time to time as Well Fargo Bank, N.A.'s prime rate; provided, however, that the rate of interest payable shall in no event be lower than 5-1/2% per annum or higher than the lesser of 11-1/2% per annum or the maximum rate then permitted by law. The principal amount of this Debenture shall be paid at 12777 High Bluff Drive, San Diego, California. Interest on this Debenture shall be payable in arrears on each May 2 and November 2 from the date of this Debenture to and including the Maturity Date and shall be paid (without presentation hereof) by check to the order of the registered holder hereof, mailed to such holder's address as it appears upon the registry books of the Company

                  This Debenture is one of a duly authorized issue of Series A Convertible Subordinated Debentures of the Company due November 2, 1992 (the "Debentures") limited to the aggregate principal amount of $1,826,000.00, and this Debenture is issued pursuant to the Securities Purchase Agreement dated October 30, 1987 between the Company and Union Mines, Inc. (the "Purchase Agreement").

         1. CONVERSION RIGHTS. The holder of this Debenture shall be entitled, at its option, at any time from and after the date hereof up to and including the Maturity Date (or if this Debenture shall have been called for redemption, then on or before the date fixed for such redemption, or if the Company defaults in making provision for the payment of the redemption price, beyond the date fixed for redemption) to convert the principal of this Debenture, or any portion thereof which is $10,000 or a multiple thereof in amount, into fully paid and nonassessable shares of Common Stock of the Company at the conversion price ("Conversion Price") set forth below, which conversion right shall be exercisable upon and subject to the following terms and conditions:

                  (a) Conversion Price. The Conversion Price applicable to any conversion of this Debenture, or any portion thereof, shall be dependent upon the circumstances causing such conversion and shall be calculated as follows:

                           (i) Prior to the Maturity Date and if the Company
                  shall have elected to redeem the Debenture, then from and after the date that the Company shall have given notice of such redemption to the holder pursuant to Section 2(b) hereof up to and including the date fixed for redemption by such notice, the Conversion Price shall be $2.00 per share of Common Stock.

                           (ii) Prior to the Maturity Date and except to the
                  extent determined by subparagraph (i) hereof, the Conversion Price shall be $3.00 per share of Common Stock.

                           (iii) On the Maturity Date, the Conversion Price
                  shall be an amount not less than $2.00 nor more than $3.00 per share of Common Stock which shall be calculated by reference to the Cumulative Net Income of the Company since August 31, 1987. For the purposes of this Debenture, "Cumulative Net Income"shall mean the sum of the audited consolidated net income determined in accordance with generally accepted accounting principles consistently applied for each completed fiscal year of the Company commencing after August 31, 1987 and ending on August 31, 1992. If Cumulative Net Income shall be $X or less, then the Conversion Price per share of Common Stock will be $2.00. If Cumulative Net Income shall be greater than $X, the Conversion Price per share of Common Stock shall be:

                       $2.00 + Cumulative Net Income - $X
                               --------------------------
                                    1,800,000

                  up to a ,maximum Conversion Price of $3.00 per share of Common Stock. For purposes of the above calculations, X shall equal 7,800,000 for so long as the number of shares of the Company's Common Stock outstanding, calculated on a fully-diluted basis, shall be less than or equal to
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                  6,866,053. If the number of shares of the Company's Common
                  Stock outstanding, calculated on a fully-diluted basis, shall be greater than 6,866,053, then X shall equal (7,800,000 + Y), where Y is derived by the following formula:

Number of fully-diluted shares outstanding - 6,866,053          Y
------------------------------------------------------   =   ---------
                                       6,866,053             7,800,000

                (b) In the event that any shares of Common Stock of the Company issuable upon conversion of this Debenture have not been registered under the Securities Act of 1933 , as amended, at the time of such conversion, then (i) any exercise of the conversion right granted hereby shall constitute a representation and warranty by the holder of this Debenture that such holder is purchasing the shares to be issued upon conversion for its own account, for investment and not with a view to distribution, and (ii) all certificates representing shares of Common Stock issued upon such conversion shall each bear the following legend:

                  "These securities have not been registered under the Securities Act of 1933. By acceptance of delivery hereof the holder hereof and any subsequent holder hereof has agreed and agrees not to transfer these securities in violation of the requirements of the Securities Act of 1933."

                  (c) The conversion right granted hereby shall be exercised by the holder of this Debenture by surrendering the same at the principal office of the Company at 12777 High Bluff Drive, San Diego, California (or such other address as shall at the time be the principal office of the Company) together with a written notice that such holder elects to convert all or a portion of this Debenture (and specifying which portion). As promptly as practicable after the surrender of this Debenture and the receipt of such conversion notice, the Company shall issue and deliver in accordance with such notice a certificate for the shares of Common Stock into which such Debenture has been converted. Such conversion shall be deemed to have been made at the close of business on the day on which this Debenture shall have been surrendered for conversion and such conversion notice shall have been delivered. Upon conversion of only a portion of this Debenture, the holder hereof shall be entitled to receive a new Debenture in aggregate principal amount equal to the unconverted portion hereof.

                  (d) The Company shall at all times reserve and retain a sufficient number of shares of its authorized and unissued Common Stock to effect the conversion of all then outstanding Debentures.

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                  (e) (i) The number and kind of shares or other securities or property into which this Debenture may be converted and the Conversion Price hereunder shall be appropriately adjusted in the event of any split or combination of the Company's Common Stock, any stock dividend, any granting of rights to holders of its Common Stock to subscribe for or purchase any securities of the Company or any other rights for less than fair market value, any reclassification or change of such Common Stock, any recapitalization or consolidation of the Company or consolidation or merger of the Company into another corporation, or any other event which might materially and adversely affect the conversion rights of the holders of the Debentures. Any such adjustment shall be determined by the Company's independent certified public accountants and promptly thereafter notice of such adjustment together with an opinion of such accountants setting forth such adjustment and a brief statement of the facts requiring such adjustment shall be mailed to the holder of this Debenture. The Conversion Price hereunder shall never be adjusted upwards except by reason of a combination of the Company's Common Stock.

                           (ii) The Company shall give written notice to the
                  holder of this Debenture of any event described in subparagraph (i) of this paragraph (e), and of any dissolution, liquidation, or winding up of the Company. Such notice shall be mailed not less than twenty (20) days prior to any date at which a record is to be taken of holders of the Company's Common Stock in connection with such event or, in the absence of such record date, the date as of which holders of such Common Stock are expected to be entitled to receive or exchange their Common Stock for securities or other property deliverable in connection therewith. If by reason of consolidation or merger of the Company, a corporation other than the Company becomes an obligor upon the Debentures then the holder hereof shall be entitled to receive in exchange for this Debenture a new Debenture reflecting such fact.

                  (f) The conversion rights of the Debentures shall terminate on the close of business on the date fixed for redemption thereof in accordance with Section 2 below, unless the Company shall default in providing for the payment of principal and accrued interest in accordance therewith.

         2. REDEMPTION. The Company may, at its option, redeem the outstanding portion of the Debenture in whole (but not in part) at any time or from time to time after the third anniversary of the date hereof. Any such redemption shall be subject to and upon the following terms and conditions:

                  (a) The Company shall give notice of any redemption of the Debenture not less than thirty (30) days prior to the date
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         fixed for redemption to the holder hereof, specifying the date fixed for redemption.

                  (b) On or before the date fixed for redemption in the notice described in paragraph (a) above (unless the holder shall have exercised its conversion rights pursuant to Section 1 hereof), the Company shall tender to the holder against surrender of the Debenture
         (i)(A) the principal amount owing on the Debenture, plus (B) all interest thereon to the close of business on the date fixed for redemption, plus (C) an amount equal to the interest which would accrue on the principal amount owing on the Debenture from the date fixed for redemption through the next succeeding November 2 calculated at the rate of interest in effect hereunder on the day preceding the date fixed for redemption, or (ii) in the event of the redemption of the Debenture pursuant to the provisions of Section 12(a) of the Purchase Agreement, (A) the principal amount owing on the Debenture, plus (B) all interest thereon to the close of business on the date fixed for redemption, plus (C) an amount equal to the interest which would accrue during a period of 18 months on the principal amount owing on the Debenture calculated at the rate of interest in effect hereunder on the day preceding the date fixed for redemption.

                  (c) No interest shall accrue on the Debenture after the date fixed for redemption in the notice described in subparagraph (a) above unless the Company defaults in making provision for payment of the redemption price set forth in paragraph (b) in accordance with the terms hereof.

         3. RESTRICTIONS ON TRANSFER. This Debenture shall not be transferred, assigned or encumbered in any manner whatsoever by the holder, except under the following conditions.

                  (a) This Debenture may be transferred or assigned in whole or in part to any entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with Union Mines, Inc.; and

                  (b) This Debenture may be transferred or assigned to any other transferee provided (i) the holder gives thirty (30) days advance written notice to the Company, by certified or registered mail, of its intent to transfer or assign the Debenture, and offers to sell the Debenture to the Company at the same price and upon the same terms as the Debenture is thereafter sold, and (ii) within forty-five (45) days of the date such notice and offer are delivered to the Company, the Company or its assignee shall not have accepted such offer in writing by certified or registered mail; and

provided that in any case the Company may require that any other proposed transferee or assignee deliver to the Company representation that such person is acquiring the Debenture or any
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part thereof for investment and not with a view to distribution and an opinion of counsel satisfactory to the Company to the effect that any such proposed transfer or assignment is not in violation of applicable Federal or state securities laws.

So long as the conditions set forth in this paragraph 3 have been met, the Company shall, upon receipt of this Debenture duly endorsed for transfer, reissue this Debenture to the transferees) or assignee(s) in denominations which will reflect the respective interests of such transferees) or assignee(s).

         4. SUBORDINATION. The indebtedness evidenced by this Debenture is and shall be subordinated and inferior as to payments of principal, premium (if any) and interest to any existing or future indebtedness in favor of Wells Fargo Bank, N.A. or any bank or lender from whom the Company has borrowed or will borrow monies. The holder agrees to enter into a subordination agreement or agreements with such banks or lenders providing for subordination of the Debenture on customary and reasonable terms.

         5. LOSS, THEFT OR DESTRUCTION. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Debenture, as well as indemnification or security reasonably satisfactory to it, together with reimbursement to it of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Debenture if mutilated, the Company shall make and deliver a new Debenture of like tenor in lieu of this Debenture.

         6. COVENANTS OF THE COMPANY. The Company, so long as any of the Debentures remain outstanding:

                  (a) shall take all action necessary to preserve and keep in full force and effect its corporate existence;

                  (b) to the extent available at reasonable cost, shall insure and keep insured to such extent and covering such risks as is usual for companies engaged in the same or similar business;

                  (c) shall duly pay and discharge, or cause to be paid and discharged, all taxes and other claims upon it and its properties which might give rise to a lien upon any such properties, except such items as are in good faith appropriately contested;

                  (d) shall maintain all of its plants, properties and equipment in good working order;

                  (e) shall comply with all valid and applicable statutes, rules and regulations the breach of which would :impair the ability of the Company to perform its obligations under the terms of the Debenture;

                  (f) shall, applying generally accepted accounting principles in a manner consistent with prior periods:

                           (i) beginning on August 31, 1988, maintain its
                  tangible net worth (total shareholder's equity, less non-recourse notes, any treasury stock and intangible assets) at not less than U.S. $2,400,000.00 for so long as the number of shares (par value $0.125) outstanding shall be no more than 4,712,231, such amount of tangible net worth to be increased by one dollar for each share by which the number of outstanding shares exceeds 4,712,231;

                           (ii) maintain the ratio of its total debt (including
                  all subordinated notes) to tangible net worth at no greater than 2:1, calculated at the end of each fiscal year beginning with the fiscal year ended August 31, 1988; and

                           (iii) maintain an average annual cash flow coverage
                  ratio (pre-tax profits plus depreciation and interest expenses, divided by the current portion of long term debt plus one fifth of the principal and interest owing on the Debentures and all other interest expenses) at not less than 1:1, calculated at the end of each fiscal year beginning with the fiscal year September 1, 1987 to August 31, 1988; and

                  (g) shall not declare or pay any cash dividends unless and until its cash flow coverage ratio (as defined above) has been no less than 2:1 for the most recently completed fiscal year at the time of such declaration, and shall not in any event distribute greater than one quarter of the net cash flow so generated.

         7. EVENTS OF DEFAULT. In case one or more of the following events shall occur and be continuing:

                  (a) default shall be made in the payment of interest on this Debenture when and as the same shall become due and payable and such default shall continue for a period of sixty (60) days; or

                  (b) default shall be made in the payment of the principal of this Debenture when the same shall become due and payable either at maturity, upon redemption, by acceleration, or otherwise; or

                  (c) default shall be made under any indebtedness of the Company now existing or created hereafter which shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable and such acceleration shall not be rescinded or annulled within thirty (30) days; or

                  (d) failure by the Company to observe or perform any of its covenants or agreements contained in this Debenture and such failure shall be continued unremedied for a period of sixty (60) days (or, in the case of the covenant contained in Section 6(d), failure to commence to remedy any such failure within sixty (60) days and to diligently prosecute such remedy to completion) after the Company's receipt of notice from any Debentureholder requiring the Company to remedy same; or

                  (e) the entry of a decree or order by a court adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under the United States Bankruptcy Code or any other similar applicable Federal or State law and such decree or order shall have continued undischarged. or unstayed for a period of sixty (60) days; or the entry of a decree or order for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or property of the Company, or for the winding up or liquidation of the affairs of the Company and such decree or order shall have continued undischarged or unstayed for a period of sixty (60) days; or

                  (f) the Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the United States Bankruptcy Code or any other similar applicable Federal or State law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

                  (g) default of any of the Company's obligations under the provisions of Section 4(h) of the Purchase Agreement and failure to cure such default within sixty (60) days of the Company's acceptance of notice from any Debentureholder requiring the Company to remedy such default;

then the holder of the Debenture (unless all defaults shall theretofore have been remedied) at its option by written notice to the Company can, at its sole option, either (i) declare all the Debentures to be due and payable, whereupon the same shall forthwith mature and become due and payable together with interest accrued thereon and the holder's costs and expenses of collection (including reasonable attorneys' fees), without presentment, demand, protest or notice, all of which are hereby waived, or (ii) convert the Debenture to Common Stock of the Company at a Conversion Price of $2.00 per share.

         8. WAIVER. No delay on the part of the holder hereof in exercising his rights hereunder shall operate as a waiver of subsequent or successive events of default.

         9. COMMUNICATIONS AND NOTICES. All notices or communications required or permitted to be given hereunder shall be given by registered or certified mail to the holder at his address last furnished to the Company and to the Company at 12777 High Bluff Drive, San Diego, California 92130, unless notice of change of address is given by the Company to the holder at his last known address.

         10. LAW GOVERNING. This Debenture shall be construed in accordance with and governed by the laws of the State of California.

         11. SUCCESSORS AND ASSIGNS. All the covenants, stipulations, promises and agreements in this Debenture shall bind and inure to the benefit of the holder and the maker and their respective heirs, legal representatives, successors and assigns.

         12. WARRANTY. The Company hereby warrants the validity of this Debenture upon due execution of this instrument by the Chief Executive Officer and Chairman of the Board and attestation by the Secretary of the Company, and the Company further represents and warrants that it is authorized to incur and create this obligation.

         IN WITNESS WHEREOF, Laser Power Corporation has caused this Debenture to be executed in its corporate name by its officers duly authorized and to be dated as of the day and year first above written.


                                LASER POWER CORPORATION


                                By  /s/ GLENN H. SHERMAN
                                   ----------------------------------------
                                Chief Executive Officer and Chairman of the
                                Board of Directors



ATTEST:


/s/ Illegible
---------------------------
Secretary